SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
          OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                          AND 15(d) OF THE SECURI
                         TIES EXCHANGE ACT OF 1934.

                     Commission File Number: 000-30846

                            GEMINI GENOMICS PLC
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           (Exact name of registrant as specified in its charter)


                             162 SCIENCE PARK,
                                MILTON ROAD,
                        CAMBRIDGE, CB4 OGH, ENGLAND
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            American Depository
                          Shares (ADSs), each ADS
                         representing the right to
                        receive two ordinary shares
                           of Gemini Genomics plc
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          (Title of each class of securities covered by this Form)


                                    None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)     |_|                  Rule 12h-3(b)(1)(i)      |_|
  Rule 12g-4(a)(1)(ii)    |_|                  Rule 12h-3(b)(1)(ii)     |_|
  Rule 12g-4(a)(2)(i)     |X|                  Rule 12h-3(b)(2)(i)      |X|
  Rule 12g-4(a)(2)(ii)    |_|                  Rule 12h-3(b)(2)(ii)     |_|
                                               Rule 15d-6               |_|

         Approximate number of holders of record as of the certification or notice date: None.

         Pursuant to the requirements of the Securities Exchange Act of 1934 Gemini Genomics plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         GEMINI GENOMICS PLC
Date:    September 20, 2000
                                         By:  /s/ Paul Kelly
                                              ---------------------------------
                                         Name:    Paul Kelly
                                         Title:   Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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